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     Exhibit 99.1

AEROPOSTALE, INC. ANNOUNCES ADDITION TO ITS BOARD OF DIRECTORS


NEW YORK, NEW YORK - MAY 5, 2004 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that Robert B. Chavez, President and Chief Executive Officer of Hermes of Paris Inc., has been appointed to the Aeropostale Board of Directors.

Hermes of Paris is one of the world's leading upscale accessories brands known for its fine selection of scarves, ties, fragrances and home products. Mr. Chavez joined Hermes of Paris Inc., as President and Chief Executive Officer in August 2000 and oversees all of Hermes U.S. retail and wholesale divisions. Prior to Hermes of Paris Inc., Mr. Chavez served as Chief Executive Officer of Etienne Aigner from 1992 to 2000, a manufacturer and retailer of women's shoes and accessories. Prior to then, Mr. Chavez held various positions from 1986 to 1992 at R.H. Macy & Co., Inc., most recently as President of Merchandising.

Julian R. Geiger, Chairman and Chief Executive Officer said, "Bob's appointment represents a meaningful addition to our Board of Directors. He brings tremendous leadership, having served in a number of top management positions with several of the world's best-known consumer brands. We look forward to Bob's insight and direction, and believe his experience will be invaluable to Aeropostale."

ABOUT AEROPOSTALE, INC.

Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 489 stores in 42 states.

     SPECIAL NOTE: SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's Form 10-K for the year ended January 31, 2004 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.


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